EXHIBIT 10.15

ADDENDUM NO. 1 TO QUOTA SHARE REINSURANCE AGREEMENT

THIS ADDENDUM NO. 1 (this "Addendum") to the Quota Share Reinsurance Agreement (the "Agreement"), effective as of July 1, 2007, by and between AMTRUST INTERNATIONAL INSURANCE, LTD, of Hamilton, Bermuda (the "Company") and MAIDEN INSURANCE COMPANY, LTD, of Hamilton, Bermuda (the "Reinsurer"), is made and entered into as of January 15, 2008 by and between the Company and the Reinsurer.

WHEREAS, pursuant to Article XIII of the Agreement, the Company and the Reinsurer may mutually agree to amend the Agreement; and

WHEREAS, the Company and the Reinsurer desire to amend the Agreement in the manner set forth in this Addendum;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Reinsurer hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.01	Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

1.02	Headings. The headings contained in this Addendum are for reference purposes only and shall not affect the meaning or interpretation of this Addendum.

ARTICLE II
ADDENDUM

A.	Effective as of the Effective Time, Article IV, Section F of the Agreement (defining "Net Loss Ratio") is hereby deleted in its entirety.

B.	Effective as of the Effective Time, Section C of Article VI of the Agreement is hereby amended and restated in its entirety as follows:

The Reinsurer shall allow the Company a 31% commission on all Subject Premium ceded hereunder and attributable to Covered Business. The Company and the Reinsurer acknowledge and agree that the commission payable hereunder shall be subject to appropriate adjustments if Additional Business is reinsured hereunder as described in Section B of Article I hereof. The Company shall allow the Reinsurer return commission on return premiums at the rate in effect when the return premiums were originally ceded to the Reinsurer. It is expressly agreed that the ceding commission allowed the Company includes provision for all commissions, taxes, assessments (other than assessments based on losses of an Affiliate, as a ceding company under an Underlying Reinsurance Agreement) and all other expenses of whatever nature of the Company and Affiliates, except loss adjustment expense.

ARTICLE III
MISCELLANEOUS

A.	Confirmation of the Agreement. Except as amended by this Addendum, the Agreement remains in full force and effect, without modification or amendment.

B.	Governing Law. This Addendum shall be governed by the laws of the State of New York, without giving effect to its conflict of laws principles.

C.	Counterparts. This Addendum may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this Addendum, in duplicate, as of the dates recorded below:

AMTRUST INTERNATIONAL INSURANCE, LTD.

By:	/s/ Michael Bott

Dated:	January 15, 2008

MAIDEN INSURANCE COMPANY, LTD.

By:	/s/ Ben Turin

Dated:	January 15, 2008